Exhibit 99.1

Real Goods Solar Reports Second Quarter 2011 Results

•	Record revenue of $20.0 million

•	Announced merger with Alteris Renewables to expand into northeast market

Boulder, CO, August 8, 2011 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential and commercial solar energy EPC provider, today announced results for its second quarter ended June 30, 2011.

Net revenue for the second quarter of 2011 increased 13.8% to $20.0 million from $17.5 million recorded in the same period last year. The majority of the year-over-year revenue growth was organic.

Gross profit increased to $5.4 million, or 26.9% of net revenue, for the second quarter of 2011 from $5.0 million, or 28.7% of net revenue, in the same period last year. The decrease in gross profit percentage primarily reflects an increase in the mix of commercial projects.

Operating expenses increased $0.6 million to $5.2 million for the second quarter of 2011 from $4.6 million for the same period last year. This increase is primarily attributable to an investment in commercial operations.

Acquisition-related costs of $2.0 million are attributable to the merger with Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (“Alteris”).

Operating income for the second quarter of 2011, excluding acquisition-related costs, was $0.1 million compared to $0.4 million for the same period last year. EBITDA, excluding acquisition-related costs, was $0.4 million for the second quarter.

Including the impact of $2.0 million of acquisition-related costs, net loss for the second quarter of 2011 was $1.6 million, or $0.08 per share, as compared to net income of $0.3 million, or $0.02 per share, for the same period last year.

For the six months ended June 30, 2011, revenue grew to $37.4 million, a 14.9% increase from $32.5 million in the same period last year. Operating income for the six month period, excluding acquisition-related costs, was $0.2 million compared to $0.5 million in the same period last year. Including the impact of $2.0 million of acquisition-related costs, net loss for the six month period was $1.5 million, or $0.08 per share, compared to net income of $0.3 million, or $0.02 per share, in the same period last year.

The Company recently repurchased approximately 380 thousand shares of its Class A common stock.

“I am extremely excited to have joined the Real Goods Solar team and am pleased to begin my tenure by announcing record second quarter revenues,” commented Bill Yearsley, Chief Executive Officer. “Real Goods Solar has a very talented group of employees, a critical component to our success. The recently announced merger with Alteris Renewables provides a large footprint to build from on the east coast and a stronger position in the growing commercial solar market. Coupled with the recently announced rollout of our commercial solar financing program, we are well positioned to capitalize on growth opportunities in the commercial solar sector.”

“Excluding one-time costs associated with the acquisition of Alteris, the second quarter represented our eighth consecutive quarter of profitability,” said Erik Zech, Chief Financial Officer. “We have been able to successfully manage our cost structure while still growing the business and making important investments into commercial and other areas that will allow us to drive future growth. We believe that the scale achieved through our recent merger will provide significant long-term benefits to the combined business and we will be focused on a smooth and effective integration during the second half of this year and into 2012.”

On June 21, 2011, Real Goods Solar entered into a definitive merger agreement with Alteris. Once approved by its shareholders, Real Goods Solar will issue 8.7 million unregistered shares of its Class A common stock to Alteris equity holders for 100% of Alteris’ outstanding equity. The number of shares to be issued could be increased from an earn-out based on Alteris’ 2011 financial performance. For accounting purposes, Alteris’ financial results were consolidated with Real Goods Solar’s beginning June 22, 2011.

Real Goods Solar will host a conference call tomorrow, August 9, 2011, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the second quarter results.

Dial-in No.: 877-941-1429 (domestic) or 480-629-9857 (international)

Passcode:    Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on August 16, 2011.

Replay number: 877-870-5176 (domestic) or 858-384-5517 (international)

Pin:                     4462215

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy integrator, having installed over 11,000 solar systems. Real Goods Solar offers turnkey solar energy services and has 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. With 15 offices in California, Colorado and the northeast, Real Goods Solar is one of the largest residential solar installers in the country. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
Net revenue	$19,954	100.0%	$17,531	100.0%
Cost of goods sold	14,594	73.1%	12,493	71.3%

Gross profit	5,360	26.9%	5,038	28.7%
Operating expenses	5,224	26.2%	4,616	26.3%
Acquisition-related costs	2,010	10.1%	—	0.0%

Income (loss) from operations	(1,874)	-9.4%	422	2.4%
Interest and other income (expense)	(9)	0.0%	3	0.0%

Income (loss) before income taxes	(1,883)	-9.4%	425	2.4%
Income tax expense (benefit)	(308)	-1.5%	157	0.9%

Net income (loss) attributable to Real Goods Solar, Inc.	$(1,575)	-7.9%	$268	1.5%

Weighted-average shares outstanding:
Basic	19,112		18,299
Diluted	19,112		18,399

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.08)		$0.02
Diluted	$(0.08)		$0.02

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
Net revenue	$37,379	100.0%	$32,536	100.0%
Cost of goods sold	26,990	72.2%	23,467	72.1%

Gross profit	10,389	27.8%	9,069	27.9%
Operating expenses	10,187	27.2%	8,619	26.5%
Acquisition-related costs	2,010	5.4%	—	0.0%

Income (loss) from operations	(1,808)	-4.8%	450	1.4%
Interest and other income (expense)	(7)	0.0%	3	0.0%

Income (loss) before income taxes	(1,815)	-4.8%	453	1.4%
Income tax expense (benefit)	(277)	-0.7%	168	0.5%

Net income (loss) attributable to Real Goods Solar, Inc.	$(1,538)	-4.1%	$285	0.9%

Weighted-average shares outstanding:
Basic	18,714		18,295
Diluted	18,714		18,381

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.08)		$0.02
Diluted	$(0.08)		$0.02

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,	December 31,
	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash	$14,604	$11,123
Restricted cash	847	—
Accounts receivable, net	17,529	19,259
Costs in excess of billings on uncompleted contracts	5,168	—
Inventory, net	10,400	6,394
Deferred costs on uncompleted contracts	2,026	215
Receivable and deferred tax assets	2,074	1,861
Other current assets	1,755	736

Total current assets	54,403	39,588
Property and equipment, net	6,642	5,401
Deferred tax assets	7,374	1,744
Goodwill	20,029	732
Other intangibles, net	590	—
Other assets	47	498

Total assets	$89,085	$47,963

Liabilities and shareholders’ equity
Current liabilities:
Line of credit	$2,132	$—
Accounts payable	21,717	10,000
Accrued liabilities	4,436	2,630
Billings in excess of costs on uncompleted contracts	2,822	—
Debt	2,599	—
Payable to Gaiam	1,738	2,865
Deferred revenue and other current liabilities	2,454	534

Total current liabilities	37,898	16,029
Total shareholders’ equity	51,187	31,934

Total liabilities and shareholders’ equity	$89,085	$47,963

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the three months ended June 30, 2011. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of our three months ended June 30, 2011 GAAP income from operations to our non-GAAP earnings before interest, taxes, depreciation, amortization, share-based compensation, and acquisition-related costs are set forth below (unaudited, in thousands):

For the Three Months Ended June 30, 2011
Income from operations	$(1,874)
Exclusion of depreciation and amortization	165
Exclusion of share-based compensation	83
Exclusion of acquisition-related costs	2,010

Non-GAAP EBITDA	$384